Exhibit 10.1

Execution Version

EQUITY COMMITMENT AGREEMENT

This Equity Commitment Agreement (this “Agreement”) is made and entered into as of February 27, 2014 (the “Execution Date”) by and between Exterran Holdings, Inc., a Delaware corporation (“EXH”), and Exterran Partners, L.P., a Delaware limited partnership (“EXLP”).  Capitalized terms used but not defined in this Agreement shall have the respective meanings assigned to them in that certain Purchase and Sale Agreement (the “PSA”), dated as of the Execution Date, by and between EXLP Operating LLC, a Delaware limited liability company and a subsidiary of EXLP (“Operating”), and MidCon Compression, L.L.C., an Oklahoma limited liability company (“MidCon”).

WHEREAS, Operating and MidCon have entered into the PSA, pursuant to which Operating will acquire the MidCon Assets from MidCon at the Closing;

WHEREAS, Exterran Energy Solutions, L.P., a Delaware limited partnership and a subsidiary of EXH (“EESLP”), and Operating have entered into that certain Assignment and Indemnity Agreement, dated as of the Execution Date (the “Assignment Agreement”), pursuant to which EXLP will cause Operating to direct MidCon to assign to EESLP a portion of the MidCon Assets, as more fully described in the Assignment Agreement and in accordance with Section 13.3 of the PSA;

WHEREAS, it is EXLP’s present intention to fund a portion of Operating’s purchase price for the acquisition of the MidCon Assets through an underwritten public offering and sale of common units representing limited partner interests in EXLP (“Common Units”), subject to market conditions; and

WHEREAS, EXH desires to purchase or cause its designee to purchase Common Units from EXLP, and EXLP desires to sell Common Units to EXH or its designee, on the terms described herein if EXLP is unable to complete such underwritten public offering under certain circumstances set forth herein.

NOW, THEREFORE, in consideration of the mutual undertakings and agreements contained in this Agreement, the parties hereto agree as follows:

1.                                      Equity Purchase Commitment.  If, in the good faith assessment of the board of directors of Exterran GP LLC, a Delaware limited liability company and the managing general partner of EXLP (“GP LLC”), EXLP will be unable to complete before the Closing an underwritten public offering of common units at a size and offering price (including discount) acceptable to such board of directors, EXLP shall have the right to issue and sell to EXH or its designated affiliate up to $150.0 million of Common Units at a price per Common Unit equal to the volume-weighted average trading price of Common Units over the 10-day trading period ending two days before the date of issuance, less a three percent (3%) discount (the “New Common Units”).  If such issuance and sale occurs, EXLP also shall issue and sell at the same price to Exterran General Partner, L.P. a Delaware limited partnership and the general partner of EXLP (“GP”), a number of general partner units (the “New GP Units”) that is sufficient to allow GP to maintain its then-current level of general partner interest in EXLP.

2.                                      Closing.  Subject to the terms and conditions of this Agreement and unless otherwise agreed in writing by EXH and EXLP, the closing of the issuance and sale contemplated by Section 1 (the “Equity Closing Date.”) will be held at the offices of Latham & Watkins LLP, 811 Main Street, 37th Floor, Houston, Texas at 9:00 a.m., Houston, Texas time on the date designated in writing by EXLP that is no more than three days prior to the anticipated Closing Date.

3.                                      Deliveries at the Closing.  On the Equity Closing Date:

(a)                                 EXLP will issue and sell the New Common Units to EXH or its designated affiliate, and such purchaser shall pay EXLP the purchase price therefor, calculated in accordance with Section 1, by wire transfer to an account designated in writing by EXLP;

(b)                                 EXLP will issue and sell the New GP Units to GP, and GP shall pay the purchase price therefor calculated in accordance with EXLP’s partnership agreement; and

(c)                                  Each of EXH and EXLP will deliver, or cause to be delivered, to each other all other documents, certificates and other instruments as such receiving party reasonably determines to be necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement.

4.                                      Representations and Warranties. EXLP hereby represents and warrants to EXH as of the date hereof and as of the date of this Agreement and as of the Equity Closing Date as follows:

(a)                                 EXLP is a partnership validly existing and in good standing under the laws of the State of Delaware, with full partnership power and authority to own, lease and operate the properties and assets it now owns, leases and operates and to carry on its business as and where such properties and assets are now owned or held and such business is now conducted.  EXLP is duly qualified to transact business as a limited partnership or limited liability company and is in good standing in each other jurisdiction in which such qualification is required for the conduct of its business, except where the failure to so qualify or to be in good standing does not have a material adverse effect on the business, financial condition or results of operations of EXLP and its subsidiaries, taken as a whole (an “EXLP Material Adverse Effect”).

(b)                                 EXLP has the partnership power and authority to execute and deliver this Agreement, to consummate the transactions it contemplates and to perform all the terms and conditions hereof to be performed by it.  The execution and delivery by EXLP of this Agreement, the performance by it of all the terms and conditions hereof to be performed by it and the consummation of the transactions it contemplates have been duly authorized and approved by all requisite partnership action of EXLP.  This Agreement constitutes the valid and binding obligation of EXLP, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

(c)                                  The New Common Units being issued on the Equity Closing Date will be, when issued in exchange for the consideration described herein, validly issued, fully paid and nonassessable (except as such nonassessability may be affected by the Delaware Revised Uniform Limited Partnership Act) and free of any preemptive or similar rights (other than those set forth in EXLP’s limited partnership agreement).

5.                                      Nasdaq Listing.  Prior to the Closing, EXLP will use its best efforts to list, subject to notice of issuance, the New Common Units on The Nasdaq Stock Market.

6.                                      Conditions to the Obligation of EXLP.  The obligation of EXLP to proceed with the closing of the transactions contemplated by this Agreement is subject to the satisfaction or waiver by EXLP on or prior to the Equity Closing Date of the following conditions: (a) EXH shall have materially performed its covenants and agreements contained in this Agreement required to be performed on or prior to the Equity Closing Date, (b) the New Common Units shall have been approved for listing upon notice of issuance on The Nasdaq Stock Market and (c) the board of directors of GP LLC shall have made a good faith determination that EXLP will be unable to complete before the Closing an underwritten public offering of common units at a size and offering price (including discount) acceptable to such board of directors.

7.                                      Conditions to the Obligation of the EXH.  The obligation of EXH to proceed with the Closing is subject to the satisfaction or waiver by EXH on or prior to the Equity Closing Date of the following conditions: (a) EXLP shall have materially performed its covenants and agreements contained in this Agreement required to be performed on or prior to the Equity Closing Date, (b) the representations and warranties of EXLP made in this Agreement shall be true and correct (without regard to qualifications as to materiality or EXLP Material Adverse Effect contained therein) as of the Equity Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date) and (c) the board of directors of GP LLC shall have made a good faith determination that EXLP will be unable to complete before the Closing an underwritten public offering of common units at a size and offering price (including discount) acceptable to such board of directors, except in the case of clause (b) where the failure of the representations and warranties to be true and correct, individually or in the aggregate, has not had an EXLP Material Adverse Effect.

8.                                      Events of Termination.  This Agreement may be terminated at any time prior to the Equity Closing Date:

(a)                                 by mutual written consent of EXH and EXLP;

(b)                                 by either EXH or EXLP in writing after May 29, 2014 if the Equity Closing Date has not occurred by that date, provided that as of that date the terminating party is not in default under this Agreement;

(c)                                  by either EXH or EXLP if EXLP has completed an underwritten public offering of Common Units on or prior to the Closing;

(d)                                 by either EXH or EXLP if the Closing has occurred but the Equity Closing Date has not occurred, through no fault of the terminating party;

(e)                                  by either EXH or EXLP in writing without prejudice to other rights and remedies the terminating party or its affiliates may have (provided the terminating party is not otherwise in material default or breach of this Agreement or has not failed or refused to close without justification hereunder), if the other party shall have (i) materially failed to perform its covenants or agreements contained herein required to be performed on or prior to the Equity Closing Date, or (ii) materially breached any of its representations or warranties contained herein; provided, however, that in the case of clause (i) or (ii), the defaulting party shall have a period of 30 days following written notice from the non-defaulting party to cure any breach of this Agreement, if the breach is curable; or

(f)                                   notwithstanding anything to the contrary in Section 21, by either EXH or EXLP in writing, without liability, if there shall be any order, writ, injunction or decree of any governmental authority binding on the parties that prohibits or restrains any party from consummating the transactions contemplated by this Agreement.

9.                                      Effect of Termination.  In the event of the termination of this Agreement by a party as provided in Section 8, this Agreement shall thereafter become void except for this Section 9 and Section 14.  Nothing in this Section 9 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair any rights of any party under this Agreement.

10.                               Transfer Restrictions.  For a 180-day period beginning on the Equity Closing Date, neither the New Common Units nor any interest therein shall be transferable by the purchaser thereof without the prior written consent of EXLP, except for transfers to affiliated entities of EXH in compliance with the provisions of the Securities Act of 1933, as amended, and the rules and regulations thereunder.  EXLP shall require (in form and substance reasonably satisfactory to EXLP) any proposed permitted transferee of any such New Common Units or any interest therein to be acquired from the purchaser to agree to take and hold such New Common Units or any interest therein subject to the provisions and upon the conditions specified in this Section 10. Any transfer of those New Common Units or any interest therein otherwise than in accordance with the terms of this Agreement shall be null and void.

11.                               Transfer Restrictions.  For a 180-day period beginning on the Closing Date, neither the New Common Units nor any interest therein shall be transferable by EXH or its affiliates without the prior written consent of EXLP, except for transfers to affiliated entities of EXH in compliance with the provisions of the Securities Act of 1933, as amended, and the rules and regulations thereunder.  EXLP shall require (in form and substance reasonably satisfactory to EXLP) any proposed permitted transferee of any such New Common Units or any interest therein to be acquired from EXH or its affiliate to agree to take and hold such New Common Units or any interest therein subject to the provisions and upon the conditions specified in this Section 11. Any transfer of those New Common Units or any interest therein otherwise than in accordance with the terms of this Agreement shall be null and void.

12.                               Registration Rights of EXH and its Affiliates.

(a)                                 If (i) EXH or any affiliate of EXH (including for purposes of this Section 12, any affiliate of EXH as of the date hereof notwithstanding that it may later cease to be an affiliate of EXH) desires to sell New Common Units and (ii) Rule 144 of the Securities Act (or any successor rule or regulation to Rule 144) or another exemption from registration is not available to enable such holder of New Common Units (the “Holder”) to dispose of the number of New Common Units it desires to sell at the time it desires to do so without registration under the Securities Act, then at the option and upon the request of the Holder, EXLP shall file with the United States Securities and Exchange Commission (the “Commission”) as promptly as practicable after receiving such request, and use all commercially reasonable efforts to cause to become effective and remain effective for a period of not less than six months following its effective date or such shorter period as shall terminate when all New Common Units covered by such registration statement have been sold, a registration statement under the Securities Act registering the offering and sale of the number of New Common Units specified by the Holder; provided, however, that EXLP shall not be required to effect more than three registrations pursuant to this Section 12(a) and Section 12(b); and provided further, however, that if the Conflicts Committee determines that the requested registration would be materially detrimental to EXLP or the limited partners of EXLP (other than EESLP and its subsidiaries) because such registration would (x) materially interfere with a significant acquisition, reorganization or other similar transaction involving EXLP, (y) require premature disclosure of material information that EXLP has a bona fide business purpose for preserving as confidential or (z) render EXLP unable to comply with requirements under applicable securities laws, then EXLP shall have the right to postpone such requested registration for a period of not more than three months after receipt of the Holder’s request, such right pursuant to this Section 12(a) or Section 12(b) not to be utilized more than twice in any 12-month period.  In connection with any registration pursuant to the first sentence of this Section 12(a), EXLP shall (i) promptly prepare and file (A) such documents as may be necessary to register or qualify the securities subject to such registration under the securities laws of such states as the Holder shall reasonably request; provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, EXLP would become subject to general service of process or to taxation or qualification to do business as a foreign corporation or partnership doing business in such jurisdiction solely as a result of such registration, and (B) such documents as may be necessary to apply for listing or to list the New Common Units subject to such registration on a national securities exchange as the Holder shall reasonably request, and (ii) use commercially reasonable efforts to do any and all other acts and things that may be necessary or appropriate to enable the Holder to consummate a public sale of such New Common Units in such states. Except as set forth in Section 12(d), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions and excluding the legal fees and other expenses incurred by the Holder) shall be paid by EXLP, without reimbursement by the Holder.

(b)                                 If any Holder holds New Common Units that it desires to sell and Rule 144 of the Securities Act (or any successor rule or regulation to Rule 144) or another exemption from registration is not available to enable such Holder to dispose of the number of New Common Units it desires to sell at the time it desires to do so without registration under the Securities Act, then at the option and upon the request of the Holder, EXLP shall file with the Commission as promptly as practicable after receiving such request, and use all reasonable efforts to cause to become effective and remain effective for a period of not less than six months following its effective date or such shorter period as shall terminate when all New Common Units covered by a shelf registration statement have been sold, a “shelf” registration statement covering the New Common Units specified by the Holder on an appropriate form under Rule 415 under the Securities Act, or any similar rule that may be adopted by the Commission; provided, however, that EXLP shall not be required to effect more than three registrations pursuant to

Section 12(a) and this Section 12(b); and provided further, however, that if the Conflicts Committee determines in good faith that any offering under, or the use of any prospectus forming a part of, the shelf registration statement would be materially detrimental to EXLP and its Partners because such offering or use would (x) materially interfere with a significant acquisition, reorganization or other similar transaction involving EXLP, (y) require premature disclosure of material information that EXLP has a bona fide business purpose for preserving as confidential or (z) render EXLP unable to comply with requirements under applicable securities laws, then EXLP shall have the right to suspend such offering or use for a period of not more than three months after receipt of the Holder’s request, such right pursuant to Section 12(a) or this Section 12(b) not to be utilized more than twice in any 12-month period.

(c)                                  Except as provided in the first sentence of each of subsections (a) and (b) of this Section 12, EXLP shall be deemed not to have used all reasonable efforts to keep the registration statement effective during the applicable period if it voluntarily takes any action that would result in Holders of New Common Units covered thereby not being able to offer and sell such New Common Units at any time during such period, unless such action is required by applicable law.

(d)                                 If EXLP shall at any time propose to file a registration statement under the Securities Act for an offering of equity securities of EXLP for cash (other than an offering relating solely to an employee benefit plan), EXLP shall use all reasonable efforts to provide the Holders notice of its intention to file such registration statement and shall use all reasonable efforts to include such number or amount of securities held by the Holder in such registration statement as the Holder shall request; provided, that EXLP is not required to make any effort or take any action to so include the securities of the Holder once the registration statement is declared effective by the Commission or otherwise becomes effective, including any registration statement providing for the offering from time to time of securities pursuant to Rule 415 of the Securities Act. If the proposed offering pursuant to this Section 12(d) shall be an underwritten offering, then, if the managing underwriter or managing underwriters of such offering advise EXLP and the Holder in writing that in their opinion the inclusion of all or some of the Holder’s New Common Units would adversely and materially affect the success of the offering, EXLP shall include in such offering only that number or amount, if any, of securities held by the Holder that, in the opinion of the managing underwriter or managing underwriters, will not adversely and materially affect the offering. All costs and expenses of any such registration and offering (other than the underwriting discounts and commissions and excluding the legal fees and other expenses incurred by the Holder) shall be paid by EXLP, without reimbursement by the Holder.

(e)                                  The provisions of Section 12(a), Section 12(b) and Section 12(d) shall continue to be applicable with respect to EXH (and any of EXH’s affiliates) after GP ceases to be a general partner of EXLP, during a period of two years subsequent to the effective date of such cessation and for so long thereafter as is required for the Holder to sell all of the New Common Units with respect to which it has requested during such two-year period inclusion in a registration statement otherwise filed or that a registration statement be filed; provided, however, that EXLP shall not be required to file successive registration statements covering the same New Common Units for which registration was demanded during such two-year period. The provisions of Section 12(d) shall continue in effect thereafter.

(f)                                   The rights to cause EXLP to register New Common Units pursuant to this Section 12 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such New Common Units if (i) EXLP is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the number of New Common Units with respect to which such registration rights are being assigned and (ii) such transferee or assignee agrees in writing to be bound by and subject to the terms set forth in this Section 12.

(g)                                  Any request to register New Common Units pursuant to this Section 12 shall (i) specify the New Common Units intended to be offered and sold by the person making the request, (ii) express such person’s present intent to offer such New Common Units for distribution, (iii) describe the nature or method of the proposed offer and sale of New Common Units, and (iv) contain the undertaking of such Person to provide all such information and materials and take all action as may be required in order to permit EXLP to comply with all applicable requirements in connection with the registration of such New Common Units.

14.                               Expenses.  Except as otherwise set forth herein, each party hereto shall pay its own expenses incident to this Agreement and all action taken in preparation for effecting the provisions of this Agreement.

15.                               Notices.  Any notice, request, instruction, correspondence or other document to be given hereunder by either party to the other shall be in writing and delivered in person or by courier service requiring acknowledgment of receipt of delivery or mailed by certified mail, postage prepaid and return receipt requested, or by telecopier, as follows:

If to the EXH, addressed to:

Exterran Holdings, Inc.

16666 Northchase Drive

Houston, Texas 77060

Attention: General Counsel

Telecopy: (281) 836-8061

with a copy, which will not constitute notice, to:

Latham & Watkins LLP

811 Main Street, 37th Floor

Houston, Texas 77002

Attention: Ryan J. Maierson

Telecopy: (713) 546-5401

If to EXLP, addressed to:

Exterran Partners, L.P.

16666 Northchase Drive

Houston, Texas 77060

Attention: James G. Crump

Telecopy: (281) 836-8061

with a copy, which will not constitute notice, to:

Akin Gump Strauss Hauer & Feld LLP

1111 Louisiana Street, 44th Floor

Houston, Texas 77002

Attention: John Goodgame

Telecopy: (713) 236-0822

Notice given by personal delivery, courier service or telecopier shall be effective upon actual receipt.  Notice given by mail shall be effective at the close of business on the third business day following the day when placed in the mail, certified, with postage prepaid and return receipt requested, appropriately addressed.  Any party may change any address to which notice is to be given to it by giving notice as provided above of such change of address.

16.                               Governing Law.  This Agreement shall be governed and construed in accordance with the substantive laws of the State of Texas without reference to principles of conflicts of law that would result in the application of the laws of another jurisdiction.

17.                               Public Statements.  The parties hereto shall consult with each other and no party shall issue any public announcement or statement with respect to the Transactions without the consent of the other parties, which shall not be unreasonably withheld or delayed, unless the party desiring to make such announcement or statement, after seeking such consent from the other parties, obtains advice from legal counsel that a public announcement or statement is required by applicable law or stock exchange regulations.

18.                               Form of Payment.  All payments hereunder shall be made in United States dollars and, unless the parties making and receiving such payments shall agree otherwise or the provisions hereof provide otherwise, shall be made by wire or interbank transfer of immediately available funds on the date such payment is due to such account as the party receiving payment may designate at least three business days prior to the proposed date of payment.

19.                               Entire Agreement; Amendments and Waivers.  This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the exhibits and schedules hereto (collectively, the “Constituent Documents”), (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) are not intended to confer upon any other person or entity any rights or remedies hereunder except as otherwise expressly provided herein or therein.  Each party to this Agreement agrees that (i) no other party to this Agreement (including its agents and representatives) has made any representation, warranty, covenant or agreement to or with such party relating to this Agreement or the transactions contemplated hereby, other than those expressly set forth in the Constituent Documents, and (ii) such party has not relied upon any representation, warranty, covenant or agreement relating to this Agreement or the Transactions other than those referred to in clause (i) above.  No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by each party to be bound thereby.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

20.                               Binding Effect and Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns, but, except as provided in Section 1, neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned, by operation of law or otherwise, by any party hereto without the prior written consent of the other parties.

21.                               Severability.  If any provision of the Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by decree of a court of last resort, the parties shall meet promptly and negotiate substitute provisions for those rendered or declared illegal or unenforceable, but all of the remaining provisions of this Agreement shall remain in full force and effect and will not be affected or impaired in any way thereby.

22.                               Interpretation.  The parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

23.                               Headings and Schedules.  The headings of the several Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.  The schedules referred to herein are attached hereto and incorporated herein by this reference, and unless the context expressly requires otherwise, those schedules are incorporated in the definition of “Agreement.”

24.                               Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

EXECUTED as of the date first set forth above.

EXTERRAN HOLDINGS, INC.

By:	/s/ Brad Childers
Name:	Brad Childers
Title:	President and Chief Executive Officer

EXTERRAN PARTNERS, L.P.

By:	Exterran General Partner, L.P.,
its general partner

By:	Exterran GP LLC,
its general partner

By:	/s/ David S. Miller
Name:	David S. Miller
Title:	Senior Vice President and Chief Financial Officer

Signature Page to Equity Commitment Agreement